Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-64285, Form S-8 No. 333-134699 and Form S-8 No. 333-134700) pertaining to the 1993 Stock Plan for Employees and Directors of Littelfuse, Inc., the Littelfuse Inc. Outside Directors’ Stock Option Plan, and the Littelfuse Inc. Equity Incentive Compensation Plan of our reports dated February 25, 2009, with respect to the consolidated financial statements and schedule of Littelfuse, Inc. and the effectiveness of internal control over financial reporting of Littelfuse, Inc., included in this Annual Report (Form 10-K) for the year ended December 27, 2008.

/s/ ERNST & YOUNG LLP
Chicago, Illinois
February 25, 2009